Exhibit 10.41

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”), dated October 14 2024, is entered into by and among (i) ScanTech Identification Beam Systems, LLC, a Delaware limited liability company (“ScanTech”), (ii) ScanTech AI Systems, Inc., a Delaware corporation (“PubCo”) and (iii) MG Partners LLC, a Delaware limited liability company (“MGP”), collectively referred to herein as the “Parties.”

RECITALS

A.            On January 8, 2020, ScanTech and MGP entered into that certain Consulting Agreement ( as amended, the “Consulting Agreement”), which contemplated the payment of certain compensation for equity and debt financing or sale of Scan Tech during the term of the Agreement and for a period of two (2) years thereafter.

B.            On September 5, 2023, ScanTech entered into a Business Combination Agreement (as amended from time to time, the “BCA”) with Mars Acquisition Corp., a Cayman Island exempted company (“Mars”), ScanTech AI Systems Inc., a Delaware corporation and a wholly owned subsidiary of Mars (“Pubco”) and the other parties thereto (the “Transaction”).

C.            The Parties now wish to settle and resolve all compensation obligations and other claims arising from or related to the Consulting Agreement upon the following terms:

AGREEMENT

In consideration of the following mutual promises, covenants and conditions, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.            Settled Claims. In connection with the restructuring and reorganization of ScanTech, subject to the terms and conditions of this Agreement, MGP hereby agrees to terminate the Consulting Agreement at the consummation of the merger as described in the BCA and to accept in lieu of and in exchange for the compensation obligations set forth in the Consulting Agreement, as follows:

(a)	The number of ScanTech Series B Membership Units which, when exchanged at the closing of the Transaction (hereinafter the “Closing”) will result in the issuance and transfer to MGP of 150,000 shares of the common stock of Pubco (the “Pubco Common Stock”) in accordance with the BCA, which shares shall be covered by and registered as at the date of issue on the Form S-4 Registration Statement (as defined in the BCA), and

(b)	An additional 75,000 shares of PubCo Common Stock shall be issued to and received by MGP and shall be registered by a subsequent Form S-1 Registration statement by Pub Co which shall be filed by PubCo with the SEC no later than 45 days following the consummation of the Business Combination, unless otherwise agreed by the parties.

2.            Responsible Sales. MGP agrees to sell its shares in a manner that is consistent with responsible trading practices, aiming to preserve the long-term value of the Pubco Common Stock and to minimize any undue disruption to the market for said shares. MGP shall take into account prevailing market conditions, including trading volumes and price movements, and shall encourage its designated brokers to conduct sales using execution methods that promote market stability, such as execution algorithms or other mechanisms designed to minimize volatility and integrate sales within normal market flows. MGP shall at all times endeavor to avoid sales that would adversely affect the price of Pubco Common Stock, particularly during periods of low liquidity or high market sensitivity.

3.            Attorneys’ Fees. Each Party agrees to bear its own attorneys’ fees and costs incurred in connection with the Settled Claims.

4.            Release by MGP. MGP, on behalf of itself, its Affiliates, agents, securityholders, representatives, attorneys, advisors, employees, officers, managers, directors, partners, administrators, predecessors, successors, heirs and assigns, hereby fully and forever releases and discharges each of Scan Tech, Pubco, NACS, John Redmond, Dolan Falconer and each of their Affiliates (as defined in the BCA) from any and all claims, demands, rights, obligations, liabilities and causes of action, known or unknown, contingent or non-contingent, liquidated or unliquidated, matured, anticipated or unanticipated, in any way arising from or related to the Settled Claims (including with respect to any (x) amounts that are currently due or may become payable to a MGP or an Affiliate thereof, including, with limitation, amounts described or deemed to be expenses, reimbursements, indemnities, retainers, advisory, performance or transaction fees, principal or accrued interest under promissory notes, or otherwise, or (y) securities of Scan Tech, Pubco or any of their Affiliates), except for those claims arising from the breach of, or enforcement of, this Agreement. MGP acknowledge that, to the extent not already terminated, any Contract (as defined in the BCA) between any MGP or its Affiliates, on the one hand, and ScanTech, NACS or any of their Affiliates, on the other hand, in effect as of the date hereof shall be deemed terminated and shall be of no further force or effect.

5.            Release by Scan Tech, PubCo, and NACS. Each of Scan Tech, Pubco, NACS, on behalf of itself, its Affiliates, agents, securityholders, representatives, attorneys, advisors, employees, officers, managers, directors, partners, administrators, predecessors, successors, heirs and assigns, hereby fully and forever releases and discharges MGP and each of its Affiliates from any and all claims, demands, rights, obligations, liabilities and causes of action, known or unknown, contingent or non-contingent, liquidated or unliquidated, matured, anticipated or unanticipated, in any way arising from or related to the Settled Claims, except for those claims arising from the breach of, or enforcement of, this Agreement. NACS, ScanTech and PubCo acknowledge that, to the extent not already terminated, any Contract (as defined in the BCA) between MGP or its Affiliates, on the one hand, and Scan Tech, NACS, PubCo or any of their Affiliates, on the other hand, in effect as of the date hereof shall be deemed terminated and shall be of no further force or effect.

6.            Miscellaneous Provisions

6.1            Each Party hereto has had a reasonable and sufficient opportunity to consult with independent counsel concerning the nature, scope, and effect of all the terms hereof. The Parties hereto acknowledge that they executed this Agreement freely and voluntarily and under no threat, menace, coercion or duress, whether economic or physical from any party. The Parties further acknowledge that they executed this Agreement acting on their independent judgment and/or upon the advice of their respective counsel, without any representation, express or implied, or any kind from any other party, except as specifically set forth herein. Each Party will keep the terms of this Agreement confidential, except (i) from the parties to the BCA and its and their officers, directors, employees and professional service providers who, in each case, have a “need to know” to implement the terms of this Agreement, (ii) to enforce the terms of the Agreement, and (iii) as required by applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system).

6.2            The Parties agree that, should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing the Agreement in favQr of or against any Party hereto but rather by construing the terms of this Agreement fairly and reasonably in accordance with their generally accepted meaning.

6.3            The Parties agree that they are making this Agreement solely for the purpose of resolving any disputes which exist as of or before the execution of this Agreement with respect ro the Settled Claims and that neither the making of this Agreement nor the acceptance of the benefits of this Agreement shall be deemed admissions by any of the parties of any fact, matter, fault, wrong-doing or liability.

6.4            This Agreement may be executed in one or more counterparts and when executed, the facsimile copies of said counterpart shall constitute a single valid agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5            This Agreement constitutes the entire fully integrated written agreement between the Parties with respect to the subject matter of this Agreement, and may not be modified or waived except by a writing duly executed on behalf of the Party to be bound by such waiver or modification.

6.6            If any term, provision, covenant or condition of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or unenforceable, such decision shall not affect the validity of any remaining portion and the remainder shall stand in full force and effect and shall in no way be affected, impaired or invalidated.

6.7            This Agreement shall in all respects be interpreted in accordance with and governed by the laws of the State of Delaware and any action to enforce this Agreement shall be brought in the Delaware Court of Chancery ( and if such court lacks jurisdiction, any other state or federal court located in the State of Delaware) (or in any appellate court thereof).

6.8            This Agreement shall be binding upon and inure to the benefit of the Parties hereto and of all officers, directors, agents, partners, successors, affiliates, franchisees, subsidiaries, assigns, heirs, beneficiaries, executors and administrators of any Party.

6.9            Each individual executing this Agreement on behalf of the Parties acknowledges that he or she has the requisite authority and capacity to execute this Agreement and bind his or her corporation or entity.

IN WITNESS WHEREOF, this Agreement is executed on the date set forth below.

NACS, LLC

By:	/s/ John Redmond
	Name:	John Redmond
	Title:	Manager

SCANTECH IDENTIFICATION BEAM SYSTEMS LLC

By:	/s/ Dolan Falconer
	Name:	Dolan Falconer
	Title:	Chief Executive Officer and President

SCANTECH Al SYSTEMS, INC.

By:	/s/ Karl Brenza
	Name:	Karl Brenza
	Title:	Chairman

MG PARTNERS, LLC

By:	/s/ Matt Gilfillan
	Name:	Matt Gilfillan
	Title:	Managing Member